EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2002 except Note 17, which is as of March 7, 2002 relating to the financial statements and financial statement schedule of LookSmart, Ltd., which appears in LookSmart, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/S/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 17, 2002